Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	May 20, 2003

CONTACT: Barbara Lewis, Vice President, Marketing
email: barb@consumersbank.com
Consumers National Bank, Minerva, (330) 868-7701

STEVEN L. MUCKLEY NAMED CHIEF EXECUTIVE OFFICER
OF CONSUMERS BANCORP INC. AND CONSUMERS NATIONAL BANK

MINERVA, OHIO (May 20, 2003)...The Board of Directors of Consumers Bancorp, Inc., the parent company of Consumers National Bank, Minerva, announced today the appointment of Steven L. Muckley, CPA, to the position of Chief Executive Officer of Consumers Bancorp Inc. and Consumers National Bank. Muckley’s new assignment becomes effective Monday, August 11, 2003.

“Steven Muckley brings both comprehensive planning experience and an extensive financial background to our organization. These are important elements of our corporation’s strategic planning initiative,” said Consumers’ Board Chairman, Laurie L. McClellan. “We are confident his expertise will lend a new perspective to the bank’s decision-making process as we continue to grow our business,” McClellan concluded.

Mark S. Kelly will continue to serve in his capacity as President of Consumers Bancorp Inc. and Consumers National Bank and will remain a director of both entities. He will concentrate his efforts on business and strategic development, business/public relations, product and service development, and growth opportunities.

Muckley was named a director of Consumers Bancorp Inc. and Consumers National Bank earlier this year and will continue in the same capacities. Since 1981, he has been a partner of 415 Group, a local accounting and consulting firm. The company currently has five partners and 40 associates with offices in Canton and Dover.

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p. 2 — Muckley/CNB

Steven Muckley earned a Bachelor of Science degree in Accounting from The University of Akron in 1980 and obtained his Certified Public Accountant certificate in 1981. He is a member of the American Institute of Certified Public Accountants and Ohio Society of Certified Public Accountants. He has served as president and board member of the Margaret B. Shipley Child Health Clinic and Visiting Nurse and Hospice Foundation of Stark County. The treasurer for a local church camp, Muckley is an active member of Grace Baptist Church and serves in various leadership, youth and teaching ministries. He, his wife and family live in Plain Township.

Consumers Bancorp Inc. is a $185 million bank holding company providing a complete range of banking and investment services to businesses and individuals through its core operations. Its wholly-owned subsidiary, Consumers National Bank, has banking offices located in Minerva, Alliance, Carrollton, East Canton, Hanoverton, Lisbon, Louisville, Salem and Waynesburg. Community Title Agency, a wholly-owned subsidiary of Consumers National Bank, is located in Carrollton, Ohio. Additional information about Consumers National Bank can be accessed on the Internet at www.consumersbank.com

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